Exhibit 3.1

RESTATED AND AMENDED
ARTICLES OF INCORPORATION
OF
ROCK-TENN COMPANY

Article I
Name

The name of the corporation is Rock-Tenn Company (the “Corporation”).

Article II
Authorized Stock

(a)    Authorized Classes and Numbers of Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is 225,000,000 shares; consisting of 175,000,000 shares of Class A Common Stock, par value $.01 per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, par value $.01 per share (“Preferred Stock”).

(b)    Common Stock. The following is a statement of the designations and the powers, preferences and rights in respect of the Common Stock:

(1)    Dividends. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation.

(2)    Voting Rights.     With respect to all such matters upon which shareholders are entitled to vote or give consent, each holder of Common Stock shall be entitled to one (1) vote (in person or by proxy) for each share of Common Stock held by such holder on the record date for the determination of shareholders entitled to vote.

(3)    Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed, the remaining assets of the Corporation shall be distributed ratably to the holders of Common Stock in proportion to the number of shares held by them.

(4)    Reorganization, Consolidation, Share Exchange or Merger.    In the event of a reorganization, consolidation, share exchange or merger of the Corporation, each holder of a share of Common Stock shall be entitled to receive the same kind and amount of consideration (whether consisting of cash, property or securities) to be received by each other holder of a share of Common Stock, if any.

(5)    Treasury Stock. Shares of Common Stock that have been acquired by the Corporation shall become treasury shares and may be resold or otherwise disposed of by the Corporation for such consideration, not less than the par value thereof, as shall be determined by the Board of Directors, unless or until the Board of Directors shall by resolution provide that any or all treasury shares so acquired shall constitute authorized, but unissued shares.

(c)    Preferred Stock. The Preferred Stock may be issued from time to time by the
Board of Directors as shares of one or more series. The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and articles of amendment shall be filed with the Secretary of State of the State of Georgia as required by law to be filed with respect to issuance of such Preferred Stock, prior to the issuance of any shares of such series.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles of amendment which are effective without shareholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to the maximum extent permitted by law to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

(i)	the dividend rate, if any, on shares of such series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(ii)	whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(iii)	the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund, and the terms and amount of such sinking fund;

(iv)	whether shares of such series shall be convertible into, or
exchangeable for, shares of stock of any other class or classes or other securities and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(v)	whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(vi)	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series; and

(vii)	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

Article III
Board of Directors

The number of directors constituting the Board of Directors of the Corporation shall be fixed from time to time in accordance with the Bylaws of the Corporation. At each annual meeting of shareholders of the Corporation commencing with the 2015 annual meeting of shareholders, directors whose terms expire at that meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2015 annual meeting of shareholders, directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of shareholders; at the 2016 annual meeting of shareholders, directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of shareholders; and at the 2017 annual meeting of shareholders and at each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of shareholders. The foregoing notwithstanding, each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall cease to serve by reason of death, resignation or other cause.

Article IV
Director Liability

No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except for liabilities, if any, that the Georgia Business Corporation Code as in effect from time to time expressly provides may not be limited or eliminated. Neither the amendment or repeal of this Article IV nor the adoption of any provision of these Restated and Amended Articles of Incorporation inconsistent with this Article IV shall eliminate or adversely affect any right or protection of a director of the Corporation existing immediately prior to such amendment, repeal or adoption.

Article V
Supermajority Voting Requirement

Notwithstanding any provisions contained herein to the contrary and notwithstanding that some lesser percentage may be permissible under applicable law, the shareholders of the Corporation shall not amend, modify or repeal, or adopt any provision inconsistent with, Articles IV, V, VI or VIII of these Restated and Amended Articles of Incorporation of the Corporation unless approved by the affirmative vote of the holders of a least 75% of the outstanding voting power of the Common Stock and Preferred Stock, voting together as a single voting group, given in person or by proxy, at a shareholders’ meeting.

Article VI
Amendment of Bylaws

Notwithstanding any provision of the Bylaws of the Corporation and notwithstanding that some lesser percentage may be permissible under applicable law, the shareholders of the Corporation shall not amend, modify or repeal, or adopt any provision inconsistent with, any provision of Article I, Section 2 (Special Meetings of Shareholders) or Article II (Directors) of the Bylaws of the Corporation unless approved by the affirmative vote of the holders of at least 75% of the outstanding voting power of the Common Stock and Preferred Stock, voting together as a single voting group, given in person or by proxy, at a shareholders’ meeting. The Board of Directors of the Corporation shall not be permitted to amend, modify or repeal, or to adopt any provision inconsistent with, any provision of Article I, Section 2 (Special Meetings of Shareholders) or Article II (Directors) of the Bylaws of the Corporation unless approved by the affirmative vote of a majority of the directors then in office given in person at a meeting of the Board of Directors.

Article VII
Preemptive Rights

No holder of shares of any class of the capital stock of the Corporation shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

Article VIII
Board Consideration of
Other Constituencies

As permitted by Section 14-2-202(b)(5) of the Georgia Business Corporation Code, in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to create any duty of the directors to consider such other constituencies and shall not be deemed to provide to any constituency any right to be considered.

Article IX
Registered Office and Agent

The address of the Corporation’s registered office in the State of Georgia is located in Gwinnett County at 504 Thrasher Street, Norcross, Georgia 30071. The name of its registered agent ay such address is Mr. Robert B. McIntosh.

Article X
Address of Corporation

The mailing address of the principal office of the Corporation is 504 Thrasher Street, Norcross, Georgia 30071.